Exhibit 4


                                LOCKUP AGREEMENT

         This LOCKUP AGREEMENT (this "Agreement") is made as of November 19, 1998 between Edward T. Sheehan (the "Stockholder") and Charter URS LLC ("Charterhouse").

         WHEREAS, the Stockholder beneficially owns shares of Common Stock, par value $.001 per share (the "Common Stock") of United Road Services, Inc. (the "Company") and options to purchase shares of Common Stock of the Company;

         WHEREAS, the Company and Charterhouse have entered into the Purchase Agreement, dated of even date herewith (the "Purchase Agreement"), pursuant to which the Company is issuing and selling $43,500,000 aggregate principal amount of 8% Convertible Subordinated Debentures due 2008, of the Company (the "Debentures") to Charterhouse at the First Closing (as defined in the Purchase Agreement) and, subject to the approval of the stockholders of the Company, the Company will issue and sell an additional $31,500,000 aggregate principal amount of the Debentures at the Second Closing (as defined in the Purchase Agreement) so that $75 million in aggregate principal amount of Debentures will be outstanding. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

         WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the Purchase Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         The Stockholder shall not transfer (voluntarily or involuntarily), assign, pledge, hypothecate, sell, exchange or offer to transfer or sell or otherwise dispose of, encumber, grant a lien on, or grant any proxy or consent (collectively "Transfer") any of the shares (including shares subject to options) of Common Stock beneficially owned by the Stockholder on the date hereof until the first anniversary of the First Closing (the "Initial Lockup Term") except the Stockholder may Transfer such shares in connection with his estate planning so long as the transferees agree in writing to be bound by the terms of this Agreement. In each of the two years following the Initial Lockup Term, the Stockholder may only Transfer up to 50% of the shares (including shares subject to options) of Common Stock beneficially owned by the Stockholder on the date hereof except the Stockholder may Transfer more than 50% of such shares in connection with his estate planning so long as the transferees agree in writing to be bound by the terms of this Agreement. This lockup shall terminate on the date on which the Stockholder no longer is an employee of the Company.





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         1.  MISCELLANEOUS.

         1.1 Amendment and Waiver.

                  (a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Stockholder and Charterhouse and (ii) only in the specific instance and for the specific purpose for which made or given.

         1.2 Specific Performance. The parties hereto intend that Charterhouse has the right to seek damages or specific performance in the event that the Stockholder wilfully fails to perform his obligations hereunder. Therefore, if Charterhouse shall institute any action or proceeding to enforce the provisions hereof, the Stockholder hereby waives any claim or defense therein that Charterhouse has an adequate remedy at law.

         1.3 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         1.4 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         1.5 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         1.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.




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         1.7   Further Assurances. Each of the parties shall execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

         1.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. This Agreement is not assignable by the Stockholder and may be assigned by Charterhouse to any Permitted Transferee of the Debentures under the Investor Agreement dated as of the date hereof between the Company and Charterhouse. In the event of such an assignment, the term "Charterhouse" as used in this Agreement shall be deemed to mean the assignee.

         1.9 No Third Party Beneficiaries. This Agreement is not intended to, and does not, create any rights or benefits of any Person other than the parties hereto.

         1.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

         1.11 Effectiveness. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not become effective, and Charterhouse shall have no rights hereunder, unless and until the First Closing has occurred.

         IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.


                                        Charter URS LLC


                                        By:   /s/ Michael S. Pfeffer
                                              ----------------------
                                              Michael S. Pfeffer
                                              Senior Vice President


                                        STOCKHOLDER


                                        /s/ EDWARD T. SHEEHAN
                                        ---------------------
                                        Edward T. Sheehan



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